Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES OPERATIONAL MANAGEMENT CHANGES

ORLANDO, Fla., Feb. 6, 2015 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced changes in its operations management. These changes are part of the Company’s previously announced business optimization plans.

Daniel B. Brown becomes the Company’s Chief Parks Operations Officer having operational oversight over all of the Company’s theme parks. Donald W. Mills becomes Orlando Park President responsible for leading the Company’s Orlando parks: SeaWorld, Discovery Cove and Aquatica. Current Orlando Park President Terry Prather moves to the Company’s corporate team to become Senior Vice President of Operations with oversight of the safety, environmental, ride operations and standardization functions across the Company’s parks. He will also work closely with the Company’s industry-leading zoological operations.

Brown has been with the Company for nearly 40 years and has served as Park President for SeaWorld Orlando, Busch Gardens Tampa and Busch Gardens Williamsburg as well as Corporate Vice President of Operations.

Mills has held a variety of positions in park and corporate leadership over a career that spans 40 years. He served as Park President of both the Busch Gardens Williamsburg and Busch Gardens Tampa parks and also led operations in parks including SeaWorld San Diego.

Prather has led SeaWorld Orlando’s park operations since 2010. He also served as General Manager of Water Country USA in Williamsburg, Va. and held several operations management positions at SeaWorld San Antonio.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 86,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest animal collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 24,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com